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                                                                    EXHIBIT 4.2

                  NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

$3,000,000.00      Minneapolis, Minnesota
                   January 13, 1997

FOR VALUE RECEIVED, Nutrition Medical, Inc., a Minnesota corporation ("Maker"), promises to pay to Elan Pharma Inc., a Massachusetts corporation ("Payee"), in lawful money of the United States of America, the principal sum of Three Million Dollars ($3,000,000), subject to reduction as provided herein, together with interest in arrears on the unpaid principal balance at an annual rate equal to three percent (3%) in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, dated as of January 13, 1997, by and between Maker and Payee (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1. REDUCTION OF PRINCIPAL AMOUNT AND PAYMENTS

1.1     REDUCTION OF PRINCIPAL AMOUNT

The principal amount of the Note will be reduced, if applicable, as of the fourth, fifth, sixth and seventh anniversaries of the Closing Date by amounts calculated as follows:

(a) by a dollar amount equal to the number of Shares sold by Payee during the fourth year after the Closing Date multiplied by one half of a sum equal to: (i) the average per share sales price for the Shares sold less (ii) Five Dollars ($5.00);

(b) by a dollar amount equal to the number of Shares sold by Payee during the fifth year after the Closing Date multiplied by one half of a sum equal to: (i) the average per share sales price for the Shares sold less (ii) Six Dollars ($6.00);

(c) by a dollar amount equal to the number of Shares sold by Payee during the sixth year after the Closing Date multiplied by one half of a sum equal to: (i) the average per share sales price for the Shares sold less (ii) Seven Dollars ($7.00);

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(d)     by a dollar amount equal to the number of Shares sold by Payee during the seventh year after the Closing Date multiplied by one half of a sum equal to: (i) the average per share sales price for the Shares sold less (ii) Eight Dollars ($8.00); and

(e) by a dollar amount equal to the number of Shares held by Payee on the seventh anniversary of the Closing Date multiplied by one half of a sum equal to: (i) the stock price for a share of the common stock of the Maker on the seventh anniversary of the Closing Date calculated as the average of the closing prices for a share of the common stock of the Maker for the thirty
(30) days on which the stock was traded immediately preceding the seventh anniversary of the Closing Date as reported for the market or exchange on which the common stock was traded less (ii) Eight Dollars ($8.00).

(f) if there shall be any change in the shares of the Maker's common stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments shall be made in the dollar amount to be deducted from amounts set forth in paragraphs 1.1(a)(ii), (b)(ii), (c)(ii),
(d)(ii) and (e)(ii).

For purposes of calculating any reductions, Payee will forward to Maker on each anniversary date for which there is an applicable deduction its calculation of the reduction and documentation to substantiate its sales price for each sale. The sales price for purposes of the calculation shall be the gross sales price before brokers' or other sales commissions and taxes or other sales charges.

1.2     PRINCIPAL AND INTEREST

The principal amount of this Note shall be due and payable in full in a single payment on January 12, 2004. Interest on the unpaid principal balance of this Note shall be accrued annually and be added to the principal amount of this Note on each anniversary of the date of this Note, including the seventh anniversary.

1.3     MANNER OF PAYMENT

Payment of the principal on this Note shall be made by check at 2 Thurber Road, Smithfield, Rhode Island, or at such other place in the United States of America as Payee shall designate to Maker in writing or by wire transfer of immediately available funds to a bank account in the United States designated by Payee in writing. If payment of principal on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Minnesota.

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1.4    PREPAYMENT

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. If all or any portion of this Note is prepaid, a calculation of the reductions of the principal amount of the Note shall nevertheless be made pursuant to Section 1.1, above, and on the seventh anniversary of this Note, Payee shall reimburse Maker for the total amount of the reductions (but such reimbursement shall not exceed the amount of the Note prepaid or otherwise payable by the Maker).

1.5     RIGHT OF SET-OFF

Maker shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker may be entitled under the Agreement.

2. DEFAULTS

2.1     EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal on this Note and such failure continues for fifteen (15) days; PROVIDED, HOWEVER, that the exercise by Maker in good faith of its right of set-off pursuant to
Section 1.5 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

(b) If Maker fails to perform any other material obligation under the Agreement and such failure continues for thirty (30) days after Payee notifies Maker thereof in writing.

(c) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(d) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii)

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appoints a trustee, receiver, assignee, liquidator or similar official for
Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within one hundred twenty (120) days.

(e)     The Maker shall make a Disposition of the Acquired Business.

2.2     NOTICE BY MAKER

Maker shall notify Payee in writing within ten (10) days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3     REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees. If payment of all or any portion of this Note is accelerated or otherwise collected by Payee pursuant to this Section 2.3 prior to the date on which the principal amount of this Note would have been payable absent an Event of Default, a calculation of the reductions of the principal amount of the Note shall nevertheless be made pursuant to Section 1.1, above, and on the seventh anniversary of this Note, Payee shall reimburse Maker for the total amount of the reductions (but such reimbursement shall not exceed the amount of the Note collected by Seller, or otherwise payable by, the Maker).

3. SUBORDINATION

(a) Anything in this Note to the contrary notwithstanding, the obligations of the Maker in respect of the principal, interest, fees and charges on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Debt. For purposes of this paragraph 3, "Debt" shall mean (i) all indebtedness for money borrowed, including, without limitation, principal, interest accruing before and after any Insolvency Event as defined below, premiums, penalties, fees or expenses, and regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long or short term, under any agreement entered into by the Maker after the date of this Note under which the Maker incurs or guarantees any indebtedness for money borrowed, and (ii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of the

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items described in (i) above; up to a maximum amount of Five Million
Dollars ($5,000,000).

(b) In the event that the Maker makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Maker bankrupt or insolvent; or any order for relief with respect to the Maker is entered under the Federal Bankruptcy Code; or the Maker petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Maker or of any substantial part of the assets of the Maker, or commences any proceeding relating to the Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Maker and either (i) the Maker by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within one hundred twenty (120) days (collectively referred to as an "Insolvency Event"), or upon any acceleration of Debt, then:

(i) the holders of Debt shall be entitled to receive payment in full in cash of all principal, premium, interest, fees and charges then due on all Debt (including interest, fees and charges accruing thereon after the commencement of any such proceedings) before the Payee is entitled to receive any payment on account of principal, interest or other amounts due (or past due) upon this Note, and the holders of Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note; and

(ii) any payment or distribution of assets of the Maker, of any kind or character, whether in cash, property or securities, to which the Payee would be entitled except for the provisions of this paragraph 3(b) shall be paid or delivered by the Maker directly to the holders of all Debt in the manner provided in paragraph 3(e) below, for application in payment thereof until all Debt (including interest, fees and charges accrued thereon after the date of commencement of such proceedings) shall have been paid in full in cash.

(c) Any amendment or modification of the terms of paragraph 3 of this Note shall not be effective against any person or entity who was a holder of Debt prior to or at the time of such amendment or modification unless such holder of Debt so consents.

(d) The holders of Debt may, at any time, in their discretion, renew, amend, extend or otherwise modify the terms and provisions of Debt so held or exercise any of their rights under the Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any notice evidencing

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or creating the same), all without notice to or assent from the Payee. No compromise, alteration, amendment, renewal or other change of, or waiver, consent or other action in respect of any liability or obligation under or in respect of, any terms, covenants or conditions of the Debt (or any instrument evidencing or creating the same), whether or not such release is in accordance with the provisions of the Debt (or any instrument evidencing or creating the same), shall in any way alter or affect any of the subordination provisions of this Note.

(e) If, notwithstanding the provisions of paragraph 3 of this Note, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by the Payee in contravention of this paragraph 3 before all the Debt shall have been paid in full in cash, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the holders of Debt or their duly appointed agents for application of payment according to the priorities of such Debt and ratably among the holders of any class of Debt. Such payments received by the Payee and delivered to the holders of the Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Maker or received by the Payee. In the event of the failure of the Payee to endorse or assign any such payment, distribution or security, each holder of any Debt is hereby irrevocably authorized to endorse or assign the same.

(f) No present or future holder of Debt shall be prejudiced in its right to enforce the provisions of paragraph 3 of this Note by any act or failure to act on the part of the Maker.

(g) If any payment or distribution to which Payee would otherwise have been entitled but for the provisions of this paragraph 3 shall have been applied, pursuant to the provisions of this paragraph 3, to the payment of Debt, then and in such case and to such extent, the Payee (A) shall be entitled to receive from the holders of such Debt at the time outstanding any payments or distributions received by such holders of Debt in excess of the amount sufficient to pay all Debt in full (whether or not then due and whether such payment was in cash or such other form of consideration acceptable to the holders of Debt in their sole discretion), (B) following payment in full of the Debt (whether in cash or such other form of consideration acceptable to the holders of Debt in their sole discretion), shall be entitled to receive any and all further payments or distributions applicable to Debt, and (C) following payment in full of the Debt (whether in cash or such other form of consideration acceptable to the holders of Debt in their sole discretion), shall be subrogated to the rights of the holders of the Debt to receive distributions applicable to the Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the Payee in its sole discretion. If the Payee has been subrogated to the rights of the holders of Debt due to the operation of this paragraph 3(g), the Maker agrees to take all such reasonable actions as are

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requested by Payee in order to cause Payee to be able to obtain payments from the Maker with respect to such subrogation rights as soon as possible.

(h) The provisions of this paragraph 3 are solely for the purpose of defining the relative rights of the holders of Debt, on the one hand, and the Payee on the other, against the Maker and its assets, and nothing herein is intended to or shall impair, as between the Maker and the Payee, the obligations of the Maker which are absolute and unconditional, to pay to the holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of Payee and creditors of the Maker other than the holders of the Debt, nor, except as provided in this paragraph 3, will anything herein or therein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this paragraph 3 of the holders of Debt in respect of cash, property or securities of the Maker received upon the exercise of any such remedy and subject to this paragraph 3.

4. MISCELLANEOUS

4.1     WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

4.2     NOTICES

Any notice required or permitted to be given hereunder shall be given accordance with Section 11.05 of the Agreement.

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 4.3    SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.4     GOVERNING LAW

This Note will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.

4.5     PARTIES IN INTEREST

This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee other than to a business in which Payee owns more than one half of the equity and one half of the voting rights without the express prior written consent of Maker, except by operation of law. Payee shall promptly notify Maker of any such assignment, and the rights of the assignee shall be subject to all the rights of Maker under the Agreement.

4.6     SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

NUTRITION MEDICAL, INC.

By:         /s/ William L. Rush
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Title:     President and Chief Executive Officer
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